Exhibit 99.1

Portion of Form 12b-25

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015:
Revenues— Revenues are comprised of rental revenues and management fee and other revenues. Total rental revenue increased by $9.0 million, or 52.4%, to $26.3 million for the year ended December 31, 2016, compared with $17.3 million for the year ended December 31, 2015. The increase reflects the Company's continuing transition to a healthcare property holding and leasing company in 2015 (the "Transition") and accordingly an increase in leasing of facilities to third-party operators. Total management fee and other revenues of $1.1 million, for the twelve months ended December 31, 2016, compared with $1.1 million for the year ended December 31, 2015, were consistent year over year.
Facility Rent Expense—Facility rent expense increased by $2.9 million or 51.0%, to $8.7 million for the year ended December 31, 2016, compared with $5.8 million for the year ended December 31, 2015. The increase is primarily due to: (i) an increase of $0.2 million in rent expense resulting from the transition of leased facilities, lease extensions, amendments entered into subsequent to September 30, 2015, and straight-line accounting on three Georgia facilities in the prior year period and (ii) $2.7 million of rent expense reported in discontinued operations for the twelve months ended December 31, 2015. Due to the Transition, the facility rent expense presented for 2015 is not reflective of our ongoing annualized performance due to leasing activity throughout the periods.
Depreciation and Amortization—Depreciation and amortization decreased by $2.0 million or 27.9%, to $5.3 million for the year ended December 31, 2016, compared with $7.3 million for the year ended December 31, 2015. The decrease is primarily due to nine of the Company's facilities located in Arkansas (the "Arkansas Facilities") that were classified as assets held for sale in May 2016 and the subsequent cessation of depreciation expense. The decrease is partially offset by impairment of our office buildings incurred by the Company during the year ended December 31, 2015.
General and Administrative—General and administrative costs decreased by $2.8 million or 26.8%, to $7.7 million for the year ended December 31, 2016, compared with $10.5 million for the year ended December 31, 2015. The net decrease is due to a continued reduction in overhead and specifically the following: (i) a decrease in headcount, resulting in a decrease in salaries, wages and employee benefits expense of approximately $1.5 million, (ii) a decrease in contract services expense of approximately $0.9 million, (iii) $0.7 million of expenses reported in discontinued operations and $0.5 million of other business decreases such as travel and communication which is offset by an increase in legal expenses of approximately $0.6 million and an increase in employee stock-based compensation expense of approximately $0.2 million.
Other Operating Expenses—Other operating expense decreased by $1.0 million or 42.4%, to $1.4 million for the year ended December 31, 2016, compared with $2.4 million for the year ended December 31, 2015. The decrease is primarily due to a decrease in salary and other business continuation costs of $2.1 million related to the Transition, partially offset by one time charges of property and bed tax liabilities of $0.4 million $0.5 million arising from the bankruptcies of affiliates of Aria Health Group, LLC and to affiliates of New Beginnings Care, LLC, respectively and an allowance increase for a potentially uncollectible operator note from Aria of approximately $0.2 million.
Interest Expense, net—Interest expense, net decreased by $1.6 million or 18.6%, to $6.9 million for the year ended December 31, 2016, compared with $8.5 million for the year ended December 31, 2015. The decrease is primarily due to: (i) the repayment in full of four lines of credit with an aggregate outstanding principal totaling $5.8 million; and (ii) the repayment of $36.0 million related to the repayment of debt in connection with the sale of the Arkansas Facilities; (ii) other debt repayments of approximately $5.0 million, including the repayment of debt with respect to the Company’s facility located in College Park, Georgia and an office building in Georgia.
Loss on Debt Extinguishment—Loss on extinguishment of debt decreased by $0.4 million or 64.0%, to $0.2 million for the year ended December 31, 2016, compared with $0.7 million for the year ended December 31, 2015. The decrease is primarily due to the February 2015 issuance of promissory notes related to the refinancing of certain loan agreements with one of our lenders and loss related to prepayment penalties arising from debt associated with for the sale of the Arkansas Facilities partially offset by the gain on extinguishment of the exit fee note in the December 2016 refinancing of debt previously owed by a certain-wholly owned subsidiary of the Company to The PrivateBank and Trust Company, with respect to the Company’s facility located in Sumter, South Carolina.
Other Expense— Other expense decreased by $0.8 million or 92.2%, to $0.1 million for the year ended December 31, 2016, compared with $0.9 million for the year ended December 31, 2015. The decrease is primarily due to additional costs the Company incurred during the year ended December 31, 2015.

Exhibit 99.1

Loss from Discontinued Operations—The loss from discontinued operations increased by $8.5 million or 174.5% to $13.4 million for the twelve months ended December 31, 2016, compared with a loss of $4.9 million for the same period in 2015. The increase is primarily due to increased self-insured reserve and bad debt expense.
Income from Continuing Operations—The income from continuing operations increased by $23.8 million to $6.0 million for the twelve months ended December 31, 2016, compared with a loss of $17.8 million for the same period in 2015. The increase is primarily due to an improved operating margin of $11.9 million, driven by the Company's continuing transition to a healthcare property holding and leasing company and continued reduction in General and Administrative expenses, the gain on the sale of the Arkansas Facilities of $8.8 million, a reduction in interest expense of $1.6 million and other items of $1.5 million.

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